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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106676) pertaining to the Stock Incentive Plan and Non-Employee Directors Stock Option Plan of iPayment, Inc. of our reports dated February 16, 2006, with respect to the consolidated financial statements of iPayment, Inc., iPayment, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of iPayment, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
February 17, 2006